Exhibit 10.1

ECLIPSE RESOURCES CORPORATION 2014 LONG-TERM INCENTIVE PLAN,

AS AMENDED BY THE FIRST AMENDMENT

Table of Contents

ARTICLE I	GENERAL	1
Section 1.01	Purposes	1
Section 1.02	Definitions	1
Section 1.03	Administration	3
(a)	Authority of the Committee	3
(b)	Manner of Exercise of Committee Authority	3
(c)	Limitation of Liability	3
Section 1.04	Stock Subject to Plan	3
(a)	Total Shares Available	3
(b)	Stock Offered	3
Section 1.05	Eligibility	3
Section 1.06	Award Limitations	3
(a)	Annual Limit on Qualified Performance-Based Awards	3
(b)	Plan Limit on Awards of Incentive Stock Options	4
(c)	Annual Limit on Options and SARs	4
(d)	Annual Limit on Awards to Non-Employee Directors	4
ARTICLE II	AWARDS UNDER THE PLAN	4
Section 2.01	General	4
Section 2.02	Options	4
(a)	Exercise Price	4
(b)	Time and Conditions of Exercise	4
(c)	Payment	4
(d)	Exercise Term	4
(e)	ISOs	4
(f)	Prohibition on Repricing	4
Section 2.03	Stock Appreciation Rights	5
(a)	Right to Payment	5
(b)	Time and Conditions of Exercise	5
(c)	Prohibition on Repricing	5
Section 2.04	Restricted Stock	5
(a)	Restrictions	5
(b)	Rights as Stockholder	5
(c)	Certificates for Stock	5
(d)	Dividends and Splits	5
Section 2.05	Restricted Stock Units	5
Section 2.06	Dividend Equivalent Rights	6
Section 2.07	Stock or Other Stock-Based Awards	6
Section 2.08	Performance Awards	6
(a)	Performance Conditions	6
(b)	Performance Awards Granted to Covered Employees	6
(c)	Written Determinations	7
ARTICLE III	PROVISIONS APPLICABLE TO AWARDS	7
Section 3.01	Term of Awards	7
Section 3.02	Forfeiture Events	7
Section 3.03	No Rights as a Stockholder	8
Section 3.04	Form and Timing of Payment under Awards; Deferrals	8
Section 3.05	Existence of Plans and Awards	8
Section 3.06	Change of Control	8
(a)	General	8
(b)	Options and SARs	8
Section 3.07	Adjustments	8
Section 3.08	Substitute Awards	9
Section 3.09	Transferability of Awards	9

i

Section 3.10	Taxes	9
Section 3.11	Amendment, Modification and Termination	9
Section 3.12	Correction of Errors	10
Section 3.13	Limitation on Rights Conferred under Plan	10
Section 3.14	Unfunded Status of Awards	10
Section 3.15	Nonexclusivity of this Plan	10
Section 3.16	Fractional Shares	10
Section 3.17	Severability	10
Section 3.18	Governing Law	10
Section 3.19	Conditions to Delivery of Stock	10
Section 3.20	Special Provisions Related Section 409A of the Code	10
Section 3.21	Plan Establishment and Term	10

ii

ARTICLE I

GENERAL

Section 1.01 Purposes. The purposes of the Eclipse Resources Corporation 2014 Long-Term Incentive Plan (the “Plan”) are to assist the Company and its Affiliates to attract, retain and motivate officers, directors, employees (including prospective employees) and consultants, and to promote the alignment of their interests with those of the Company’s stockholders.

Section 1.02 Definitions. Wherever the following terms are used they will have the meanings set forth below, unless the context clearly indicates otherwise:

(a) “Affiliate” means a corporation, partnership, business trust, limited liability company, or other form of business organization at least a majority of the total combined voting power of all classes of stock or other equity interests of which is directly or indirectly owned by the Company.

(b) “Award” means any Option, SAR, Restricted Stock Award, Restricted Stock Unit, Dividend Equivalent Right, Other Stock-Based Award or Performance Award, together with any other right or interest granted under the Plan to a Participant.

(c) “Award Agreement” means the written document or documents by which each Award is evidenced.

(d) “Beneficial Owner” has the meaning set forth in Rule 13d-3 under the Exchange Act.

(e) “Beneficiary” means one or more persons, trusts or other entities designated by a Participant, in his or her most recent written beneficiary designation filed with the Committee (pursuant to a form prescribed by the Committee), to receive the benefits specified under this Plan upon such Participant’s death, or to which Awards or other rights are transferred as permitted under Section 3.09. If upon a Participant’s death there is no designated Beneficiary or surviving designated Beneficiary, the term Beneficiary means the Participant’s estate.

(f) “Board” means the Company’s Board of Directors.

(g) “Change of Control” means, except as otherwise provided in an Award Agreement, the occurrence of any of the following:

(i) A transaction or series of related transactions (other than an offering of Stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any subsidiary of the Company, any employee benefits plan (or related trust) sponsored or maintained by the Company or any subsidiary of the Company, or any “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company (collectively, “Excluded Persons”)) directly or indirectly becomes the Beneficial Owner of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities with respect to the election of directors of the Company; or

(ii) During any twenty-four (24) consecutive month period, the individuals who, at the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason other than death to constitute at least a majority of the Board; provided, however, that except as set forth in the following sentence, an individual who becomes a member of the Board subsequent to the beginning of the twenty-four (24) month period will be deemed to have satisfied such twenty-four (24) month requirement (and be an Incumbent Director) if such director was elected by, or on the recommendation of or with the approval of, at least two-thirds (2/3) of the directors who then qualified as Incumbent Directors;

(iii) The consummation of a sale or disposition of all or substantially all the Company’s assets in one or a series of related transactions;

(iv) The consummation of a merger, consolidation, or reorganization of the Company or the acquisition of outstanding Stock and as a result of or in connection with such transaction (A) fifty (50%) or more of the outstanding Stock or the voting securities of the Company outstanding immediately prior thereto or the outstanding shares of common stock or the combined voting power of the outstanding voting securities of the surviving entity are owned, directly or indirectly, by any other person other than an Excluded Person, or (B) the voting securities of the Company outstanding immediately prior thereto do not immediately after such transaction continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger, consolidation, or reorganization; or

(v) The stockholders of the Company approve a plan of complete liquidation or dissolution of the Company.

(h) “Code” means the Internal Revenue Code of 1986, as amended. Any reference herein to a section of the Code includes any successor provision to such section.

(i) “Committee” means a committee of two or more directors designated by the Board to administer this Plan, and, to the extent the Board determines it is appropriate for the compensation realized from Awards under the Plan to be “performance-based”

compensation under section 162(m) of the Code, will be a committee or subcommittee of the Board composed of two or more members, each of whom is an “outside director” within the meaning of section 162(m) of the Code, and which, to the extent the Board determines it is appropriate for Awards under the Plan to qualify for the exemption available under Rule 16b-3, will be a committee or subcommittee of the Board composed of two or more members, each of whom is a “non-employee director” within the meaning of Rule 16b-3.

(j) “Covered Employee” means an Eligible Person who is both (i) designated by the Committee as likely to be a “covered employee” within the meaning of section 162(m)(3) of the Code, and (ii) expected by the Committee to be the recipient of compensation (other than “performance-based compensation” under section 162(m)(3) of the Code) in excess of $1,000,000 for the tax year of the Company with regard to which a deduction for compensation paid to such Participant under the Plan would be allowed notwithstanding section 162(m) of the Code.

(k) “Dividend Equivalent Right” means a right granted under Section 2.06, which represents an unfunded and unsecured promise to pay to the recipient amounts equal to all or any portion of the regular cash dividends that would be paid on shares of Stock covered by an Award if such shares had been delivered pursuant to an Award.

(l) “Effective Date” means, notwithstanding the Plan’s establishment date described in Section 3.21, the first date on which Awards may be granted pursuant to the Plan, which date will be immediately prior to the closing of the initial public offering of the Company.

(m) “Eligible Person” means an individual described in Section 1.05.

(n) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(o) “Exercise Price” means (i) the case of Options, the price specified in the recipient’s Award Agreement as the price-per-share of Stock at which such share can be purchased pursuant to the Option, or (ii) in the case of SARs, the price specified in the recipient’s Award Agreement as the reference price-per-share of Stock used to calculate the amount payable upon settlement of the SAR.

(p) “Fair Market Value” means, with respect to Stock as of any specified date, (i) if the Stock is traded on a national securities exchange, the closing price of the Stock on the immediately preceding date (or if no sales occur on that date, on the last preceding date on which such sales of the Stock are so reported); (ii) if the Stock is not traded on a national securities exchange but is traded over the counter, the average between the reported high and low or closing bid and asked prices of the Stock on the most recent date on which Stock was publicly traded; (iii) if the Stock is not publicly traded, the amount determined by the Committee in its discretion in such manner as it deems appropriate; or (iii) if the specified date is the date of an initial public offering of Stock, the offering price under such initial public offering. In all events, Fair Market Value will be determined pursuant to a method that complies with the requirements of section 409A of the Code.

(q) “Incentive Stock Option” or “ISO” means an Option that is intended to qualify for special Federal income tax treatment pursuant to sections 421 and 422 of the Code, and which is so designated in the applicable Award Agreement.

(r) “Non-Employee Director” means a member of the Board who is not an employee of the Company or any of its subsidiaries.

(s) “Nonqualified Stock Option” means an Option that is not an Incentive Stock Option.

(t) “Option” means a right granted to a Participant under Section 2.02 to purchase Stock at a specified price during specified time periods.

(u) “Other Stock-Based Award” means an Award granted to a Participant under Section 2.07.

(v) “Participant” means, as of a specified date, a person who holds an Award that is outstanding as of such specified date.

(w) “Performance Award” means a right, granted to a Participant under Section 2.08, to receive a cash payment, Stock or other Award based upon performance criteria specified by the Committee.

(x) “Qualified Performance-Based Award” means a Performance Award granted to a Covered Person that is intended to qualify as “performance-based compensation” within the meaning of section 162(m)(3) of the Code.

(y) “Restricted Stock” means Stock granted to a Participant under Section 2.03, that is subject to certain restrictions and to a risk of forfeiture.

(z) “Restricted Stock Unit” means an unfunded and unsecured right granted to a Participant under Section 2.05, to receive Stock, cash or a combination thereof at the end of a specified period, which right is subject to certain restrictions and to a risk of forfeiture.

(aa) “Rule 16b-3” means Rule 16b-3, promulgated by the Securities and Exchange Commission under section 16 of the Exchange Act, applicable to the Plan and Participants.

(bb) “Section 162(m) Transition Period” has the meaning set forth in Section 2.08(b).

(cc) “Securities Act” means the Securities Act of 1933, as amended.

(dd) “Stock” means the Company’s common stock, par value $0.01 per share, and such other securities as may be substituted for Stock pursuant to Section 3.07.

(ee) “Stock Appreciation Right” or “SAR” means a right to receive, upon exercise thereof, the excess of (i) the Fair Market Value of one share of Stock on the date of exercise over (ii) the exercise price of the SAR.

Section 1.03 Administration.

(a) Authority of the Committee. The Plan will be administered by the Committee except to the extent the Board elects to administer the Plan, in which case references herein to the “Committee” are deemed to be references to the “Board.” The Committee has complete control over the administration of the Plan and has the authority in its sole discretion to (i) exercise all of the powers granted to it under the Plan, (ii) to the extent not inconsistent with the Plan, prescribe, amend and rescind rules and regulations relating to the Plan including rules governing its own operations, (iii) make all determinations necessary or advisable in administering the Plan, (iv) correct any defect, supply any omission and reconcile any inconsistency in the Plan, (v) grant Awards and determine who will receive Awards, when such Awards will be granted and the terms of such Awards, including setting forth provisions with regard to the termination of a recipient’s employment or service, (vi) accelerate the time or times at which an Award becomes vested, unrestricted or may be exercised, and (vii) waive or amend any goals, restrictions or conditions set forth in an Award Agreement, unless otherwise provided in the Award Agreement. The determinations of the Committee will be final, binding and conclusive. By accepting any Award under the Plan, each Participant and each person claiming under or through him or her will be conclusively deemed to have indicated his or her acceptance and ratification of, and consent to, any action taken under the Plan by the Committee.

(b) Manner of Exercise of Committee Authority. Actions of the Committee may be taken by the vote of a majority of its members present at a meeting (which may be held telephonically). Any action taken by written instrument signed by a majority of the Committee members, and action so taken, will be fully as effective as if it had been taken by a vote at a meeting. The Committee may allocate among its members and delegate to any person who is not a member of the Committee, any of its powers, responsibilities or duties. In delegating its authority the Committee will consider the extent to which any delegation may cause an Award to fail to be deductible under section 162(m) of the Code or to fail to meet the requirements of Rule 16b-3.

(c) Limitation of Liability. The Committee and each member thereof will be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or employee of the Company, the Company’s legal counsel, independent auditors, consultants or any other agents assisting in the administration of this Plan. Members of the Committee and any officer or employee of the Company acting at the direction or on behalf of the Committee will not be personally liable for any action or determination taken or made in good faith with respect to this Plan, and will, to the fullest extent permitted by law, be indemnified and held harmless by the Company with respect to any such action or determination. The foregoing right of indemnification is not exclusive of any other rights of indemnification to which the member may be entitled under the Company’s certificate of incorporation or by-laws, each as may be amended from time to time, or otherwise.

Section 1.04 Stock Subject to Plan.

(a) Total Shares Available. Subject to adjustment as provided in Section 3.07, the aggregate number of shares of Stock reserved and available for issuance under the Plan will be 25,000,000. No Award may be granted if the number of shares of Stock to be delivered in connection with such Award exceeds the number of shares of Stock remaining available under the Plan minus the aggregate number of shares of Stock to be delivered in connection with then-outstanding Awards. If an Award is forfeited or otherwise terminates or is canceled without the delivery of shares of Stock, shares of Stock are surrendered or withheld from an Award to satisfy any obligation of the Participant (including Federal or state taxes) or shares of Stock owned by a Participant are tendered to pay the exercise price of an Award, then the shares of Stock covered by such forfeited, terminated or canceled Award or which are equal to the number of shares of Stock surrendered, withheld or tendered, will again become available for issuance under the Plan.

(b) Stock Offered. The shares of Stock that may be delivered pursuant to Awards may be authorized but unissued Stock or authorized and issued Stock held in the Company’s treasury, or otherwise acquired for purposes of the Plan.

Section 1.05 Eligibility. Awards under the Plan may be made to current, former (solely with respect to their final year of service) and prospective officers, directors, employees and consultants of the Company or an Affiliate as the Committee may select.

Section 1.06 Award Limitations. Except as provided under this Section 1.06, there is no limit on the amount of cash and securities (other than the overall Plan limit on shares of Stock as provided in Section 1.04) that may be subject to Awards to any Eligible Person under the Plan.

(a) Annual Limit on Qualified Performance-Based Awards. The maximum number of shares of Stock with respect to which Qualified Performance-Based Awards may be granted during any calendar year to any Covered Employee shall be 4,000,000 (as adjusted pursuant to the provisions of Section 3.07). The maximum payment under any Qualified Performance-Based Award denominated in dollars that may be granted during any calendar year to any Covered Employee shall be $5,000,000 for each 12-month period contained in the performance period for such Qualified Performance-Based Award.

(b) Plan Limit on Awards of Incentive Stock Options. Subject to adjustment as provided in Section 3.07, no more than 16,000,000 shares of Stock that can be delivered under the Plan may be deliverable pursuant to the exercise of Incentive Stock Options.

(c) Annual Limit on Options and SARs. In any single calendar year an employee may not be granted Options or SARs covering or relating to more than 4,000,000 shares of Stock, subject to adjustment in a manner consistent with any adjustment made pursuant to Section 3.07.

(d) Annual Limit on Awards to Non-Employee Directors. The maximum number of shares of Stock with respect to which Awards may be granted during any calendar year to any Non-Employee Director shall be 500,000 (as adjusted pursuant to the provisions of Section 3.07). The maximum payment under any Award denominated in dollars that may be granted during any calendar year to any Non-Employee Director shall be $1,000,000.

ARTICLE II

AWARDS UNDER THE PLAN

Section 2.01 General. Options, SARs, Restricted Stock Units, Restricted Stock, Performance Awards, Other Stock-Based Awards, or any combination thereof, may be granted to such Eligible Persons and for, covering or relating to, such number of shares of Stock as the Committee may determine. Determinations made by the Committee under the Plan need not be uniform and Awards may be made selectively among Eligible Persons under the Plan, whether or not such Eligible Persons are similarly situated.

Section 2.02 Options. The Committee is authorized to grant Options to Eligible Persons on the following terms and conditions:

(a) Exercise Price. The exercise price per share of Stock under an Option will be determined by the Committee, provided that the exercise price for any Option (other than an Option issued as a substitute Award pursuant to Section 3.08) will not be less than the Fair Market Value per share of Stock on the date of grant (or in the case of an Incentive Stock Option granted to an individual who possesses more than 10 percent of the total combined voting power of all classes of stock of the Company or its parent or any subsidiary, 110% of the Fair Market Value per share of Stock on the date of grant).

(b) Time and Conditions of Exercise. The Committee will determine the time or times at which an Option may be exercised in whole or in part. Except as otherwise determined by the Committee or provided in an Award Agreement or other written agreement between the Participant and the Company or an Affiliate, in the event that the employment of a Participant with the Company and its Affiliates (or the Participant’s service to the Company and its Affiliates) terminates for any reason, (i) all of the Participant’s Options that were exercisable on the date of such termination of employment or service will remain exercisable for, and will otherwise terminate at the end of, a period of 90 days after the date of such termination, but in no event after the expiration date of the Options, and (ii) all of the Participant’s Options that were not exercisable on the date of such termination will be forfeited immediately; provided, however, that such Options may become fully vested and exercisable in the discretion of the Committee.

(c) Payment. The Committee will determine the methods by which the exercise price of any Option may be paid, the form of payment, and the methods by which shares of Stock will be delivered or deemed to be delivered to a Participant upon his or her exercise of the Option. As determined by the Committee at or after the date of grant of an Option, the payment of the exercise price of an Option may be made, in whole or in part, in the form of (i) cash or cash equivalents, (ii) delivery (by either actual deliver or attestation) of previously-acquired shares of Stock based on the Fair Market Value of such Stock on the date of exercise, (iii) withholding of shares of Stock from the Option based on the Fair Market Value of such Stock on the date of exercise, (iv) broker-assisted market sales, or (v) any other cashless exercise arrangement.

(d) Exercise Term. No Option granted under the Plan may be exercisable for more than ten years following the date of grant of the Option.

(e) ISOs. The Committee may grant Incentive Stock Options only to eligible employees of the Company or its subsidiaries (as defined for this purpose in section 424(f) of the Code). The terms of any ISO granted under this Plan will comply in all respects with the provisions of section 422 of the Code. ISOs may not be granted more than ten years after the earlier of the adoption of this Plan or the approval of this Plan by the Company’s stockholders. Notwithstanding the foregoing, the Fair Market Value of the shares of Stock subject to an ISO and the aggregate Fair Market Value of the shares of stock of any parent or subsidiary corporation (within the meaning of sections 424(e) and (f) of the Code) subject to any other ISO (within the meaning of section 422 of the Code) of the Company or a parent or subsidiary corporation (within the meaning of sections 424(e) and (f) of the Code) that first becomes purchasable by a Participant in any calendar year may not (with respect to that Participant) exceed $100,000, or such other amount as may be prescribed under section 422 of the Code. Failure to comply with this provision will cause the excess to be reclassified as Nonqualified Stock Options in accordance with the Code.

(f) Prohibition on Repricing. Except as otherwise provided in Section 3.07, without the prior approval of the stockholders of the Company: (i) the exercise price of an Option may not be reduced, directly or indirectly, (ii) an Option may not be cancelled in exchange for cash in an amount, or other Awards with a value, that exceeds the excess, if any, of the Fair Market Value of the shares of Stock subject to the Option at the time of the cancellation or exchange over the exercise price of such Option, or for Options or SARs with an exercise price that is less than the exercise price of the original Option, except as permitted in accordance with Section 3.06, and (iii) the Company may not repurchase an Option for value (in cash, substitutions, cash buyouts, or otherwise) from a Participant if the current Fair Market Value of the Stock underlying the Option is lower than the exercise price of the Option.

Section 2.03 Stock Appreciation Rights. The Committee is authorized to grant SARs to Eligible Persons on the following terms and conditions:

(a) Right to Payment. Upon the exercise of a SAR the Participant has the right to receive, for each share of Stock with respect to which the SAR is being exercised, the excess, if any, of (i) the Fair Market Value of one share of Stock on the date of exercise, over (ii) the exercise price of the SAR as determined by the Committee and set forth in the Award Agreement, which exercise price will not be less than the Fair Market Value of the Stock on the date of grant of the SAR.

(b) Time and Conditions of Exercise. The Committee will determine the time or times at which and the circumstances under which a SAR may be exercised in whole or in part (including based on achievement of performance goals or future service requirements), the method of exercise, method of settlement, form of consideration payable in settlement, method by or forms in which Stock will be delivered or deemed to be delivered to Participants, and any other terms and conditions of the SAR. Except as otherwise determined by the Committee or provided in an Award Agreement or other written agreement between the Participant and the Company or an Affiliate, in the event that the employment of a Participant with the Company and its Affiliates (or the Participant’s service to the Company and its Affiliates) terminates for any reason, (i) all of the Participant’s SARs that were exercisable on the date of such termination of employment or service will remain exercisable for, and will otherwise terminate at the end of, a period of 90 days after the date of such termination, but in no event after the expiration date of the SARs, and (ii) all of the Participant’s SARs that were not exercisable on the date of such termination will be forfeited immediately; provided, however, that such SARs may become fully vested and exercisable in the discretion of the Committee.

(c) Prohibition on Repricing. Except as otherwise provided in Section 3.07, without the prior approval of the stockholders of the Company: (i) the exercise price of a SAR may not be reduced, directly or indirectly, (ii) a SAR may not be cancelled in exchange for cash in an amount, or other Awards with a value, that exceeds the excess, if any, of the Fair Market Value of the shares of Stock subject to the SAR at the time of the cancellation or exchange over the exercise price of such SAR, or for Options or SARs with an exercise price that is less than the exercise price of the original SAR, except as permitted in accordance with Section 3.06, and (iii) the Company may not repurchase a SAR for value (in cash, substitutions, cash buyouts, or otherwise) from a Participant if the current Fair Market Value of the Stock underlying the SAR is lower than the exercise price of the SAR.

Section 2.04 Restricted Stock. The Committee may grant Awards of Restricted Stock to Eligible Persons on the following terms and conditions:

(a) Restrictions. Shares of Restricted Stock will be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose, which restrictions may lapse separately or in combination at such times, under such circumstances (including based on achievement of performance goals or future service requirements), in such installments or otherwise, as the Committee may determine. During the restricted period applicable to the Restricted Stock, the Restricted Stock may not be sold, transferred, pledged, hypothecated, margined or otherwise encumbered by the Participant, except as permitted pursuant to Section 3.09.

(b) Rights as Stockholder. Upon the issuance of shares of Restricted Stock in the name of a Participant the Participant will have the rights of a stockholder with respect to the shares of Restricted Stock and will become the record holder of such shares, subject to the provisions of the Plan and the Award Agreement.

(c) Certificates for Stock. Restricted Stock granted under this Plan may be evidenced in such manner as the Committee may determine. If certificates representing Restricted Stock are registered in the name of the Participant, the Committee may require that such certificates bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Stock, that the Company retain physical possession of the certificates, and that the Participant deliver a stock power to the Company, endorsed in blank, relating to the Restricted Stock.

(d) Dividends and Splits. As a condition to the grant of an Award of Restricted Stock, the Committee may require or permit a Participant to elect that any cash dividends paid on a share of Restricted Stock be automatically reinvested in additional shares of Restricted Stock, applied to the purchase of additional Awards, or deferred without interest to the date of vesting of the associated Restricted Stock. Unless otherwise determined by the Committee, Stock distributed in connection with a stock split or stock dividend, and other property (other than cash) distributed as a dividend, will be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Stock or other property has been distributed.

Section 2.05 Restricted Stock Units. The Committee may at any time and from time to time grant Restricted Stock Units under the Plan to such Eligible Persons and in such amounts as it determines. Each Restricted Stock Unit will entitle the recipient to receive upon vesting one share of Stock from the Company or an amount of cash equal to the Fair Market Value of one share of Stock, or a combination thereof, as determined by the Committee. Restricted Stock Units granted to a Participant will be subject to risk of forfeiture and other restrictions, if any, as the Committee may impose, which restrictions may lapse separately or in combination at such times, under such circumstances (including based on achievement of performance goals or future service requirements), in such installments or otherwise, as the Committee may determine.

Section 2.06 Dividend Equivalent Rights. The Committee may grant Dividend Equivalent Rights to a Participant, entitling the Participant to receive cash, Stock, other Awards, or other property equal in value to dividends paid with respect to a specified number of shares of Stock. Dividend Equivalent Rights may be awarded on a free-standing basis or in connection with another Award, and may be subject to such restrictions on transferability and risks of forfeiture as the Committee may specify. The Committee may provide that Dividend Equivalent Rights will be paid or distributed when accrued or deemed reinvested in additional Stock, other Awards or other investment vehicles.

Section 2.07 Stock or Other Stock-Based Awards. The Committee is authorized, subject to the limitations under applicable law, to make such other Awards that are payable in, valued in whole or in part by reference to, or otherwise based on or related to shares of Stock, as deemed by the Committee to be consistent with the purposes of the Plan, including without limitation shares of Stock awarded purely as a “bonus” and not subject to any restrictions or conditions, convertible or exchangeable debt securities, other rights convertible or exchangeable into shares of Stock, and Awards valued by reference to the book value of shares of Stock. The Committee will determine the terms and conditions of such Awards.

Section 2.08 Performance Awards.

(a) Performance Conditions. The right of a Participant to exercise or receive a grant or settlement of any Award, and the timing thereof, may be subject to such performance conditions as may be specified by the Committee. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions, and may exercise its discretion to reduce or increase the amounts payable under any Award subject to performance conditions, except as limited under Section 2.08(b).

(b) Performance Awards Granted to Covered Employees. If the Committee intends that a Performance Award to be granted to a Covered Person should qualify as “performance-based compensation” for purposes of section 162(m) of the Code, the grant, exercise or settlement of such Performance Award will be contingent upon achievement of pre-established performance goals and other terms set forth in this Section 2.08(b). Notwithstanding anything to the contrary in the Plan, the Company intends to rely on the transition relief set forth in Treasury Regulation § 1.162-27(f) and, as such, the deduction limitation imposed by section 162(m) of the Code will not apply to the Company until the earliest to occur of (i) the material modification of the Plan within the meaning of Treasury Regulation § 1.162-27(h)(1)(iii), or (ii) the first meeting of the shareholders of the Company at which directors are to be elected that occurs after December 31, 2018 (the “Section 162(m) Transition Period”) and during the Section 162(m) Transition Period awards to Covered Employees will only be required to comply with the annual award limitations in Section 1.06.

(i) Performance Goals Generally. The performance goals for such Performance Awards will consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee consistent with this Section 2.08(b). Performance goals will be objective and will be designed to meet the requirements for “performance-based compensation” under section 162(m) of the Code. The Committee may determine that such Performance Awards will be granted, exercised, or settled upon achievement of any one or more performance goals.

(A) Performance Goals. One or more of the following business criteria will be used by the Committee in establishing performance goals for such Performance Awards: (1) earnings per share, (2) increase in revenues, (3) increase in cash flow, (4) increase in cash flow from operations, (5) increase in cash flow return, (6) return on net assets, (7) return on assets, (8) return on investment,(9) return on capital, (10) return on equity, (11) economic value added, (12) operating margin, (13) contribution margin, (14) net income, (15) net income per share, (16) pretax earnings, (17) pretax earnings before interest, (18) depreciation and amortization, (19) pretax operating earnings after interest expense and before incentives, service fees, and extraordinary or special items, (20) total stockholder return, (21) debt reduction, (22) market share, (23) change in the fair market value of Stock, (24) operating income, (25) amount of oil and natural gas reserves, (26) oil and natural gas reserve additions, (27) cost of finding oil and natural gas reserves, (28) oil and natural gas reserve replacement ratios, (29) oil and natural gas production amounts, (30) oil and natural gas production sales amounts, (31) safety targets, and (32) regulatory compliance. Such performance goals may be measured on a generally accepted accounting principles (GAAP) or non-GAAP basis, and be based solely by reference to the performance of the Company as a whole or any subsidiary, division, business segment or business unit of the Company, or any combination thereof or based upon the relative performance of other companies or upon comparisons of any of the indicators of performance relative to a peer group of other companies. Unless otherwise stated in an Award Agreement a performance goal need not be based on an increase or positive result under a particular business criterion and could include, for example, maintaining the status quo or limiting economic losses (measured, in each case, by reference to specific business criteria).

(B) Adjustments to Performance Goals. The Committee may provide that one or more objectively determinable adjustments will be made to one or more of the performance goals. Such adjustments may include one or more of the following: (1) items related to a change in accounting principle; (2) items relating to financing activities; (3) expenses for restructuring or productivity initiatives; (4) other non-operating items; (5) items related to acquisitions; (6) items attributable to the business operations of any entity acquired by the Company during the applicable performance period; (7) items related to the disposal of a business or segment of a business; (8) asset write downs; (9) items related to discontinued operations that do not qualify as a segment of a business under applicable accounting standards; (10) items attributable to any stock dividend, stock split, combination or exchange of stock occurring during the applicable performance period; (11) any other items of significant income or expense which are determined to be appropriate adjustments; (12) items relating to unusual or extraordinary corporate transactions, events or developments, (13) items related to amortization of acquired intangible assets; (14) items that are outside the scope of the Company’s core, on-going business activities; (15) items relating to changes in tax laws; (16) items relating to major licensing or partnership arrangements; (17) items relating to asset impairment charges; (18) items relating to gains or losses for litigation, arbitration and contractual settlements; or (19) items relating to any other unusual or nonrecurring events or changes in applicable law, accounting principles or business conditions identified by the Committee.

(ii) Performance Period; Timing for Establishing Performance Goals. Achievement of performance goals in respect of such Performance Awards will be measured over a performance period of up to ten years, as specified by the Committee. Performance goals will be established not later than 90 days after the beginning of any performance period, or at such other date as may be required or permitted for “performance-based compensation” under section 162(m) of the Code.

(iii) Performance Award Pool. The Committee may establish a Performance Award pool, which will be an unfunded pool, for purposes of measuring performance of the Company in connection with Performance Awards. The amount of such Performance Award pool will be based upon the achievement of a performance goal or goals based on one or more of the criteria set forth in Section 2.08(b)(i) hereof during the given performance period, as specified by the Committee in accordance with Section 2.08(b)(ii) hereof. The Committee may specify the amount of the Performance Award pool as a percentage of any of such criteria, a percentage thereof in excess of a threshold amount, or as another amount which need not bear a strictly mathematical relationship to such criteria.

(iv) Settlement of Performance Awards; Other Terms. After the end of each performance period, the Committee will determine the amount, if any, of (A) the Performance Award pool and the maximum amount of the potential Performance Award payable to each Participant in the Performance Award pool, or (B) the amount of the potential Performance Award otherwise payable to each Participant. Settlement of such Performance Awards will be in cash, Stock, other Awards or other property, in the discretion of the Committee. The Committee may reduce the amount of any settlement otherwise to be made in connection with such Performance Awards, but may not increase any such amount payable to a Covered Employee in respect of a Performance Award subject to this Section 2.08(b). The Committee will specify the circumstances in which such Performance Awards will be paid or forfeited in the event of a Participant’s termination of employment before the end of a performance period or settlement date.

(c) Written Determinations. All determinations by the Committee as to the establishment of performance goals, the amount of any Performance Award pool or potential individual Performance Awards, or the achievement of performance goals relating to Performance Awards under Section 2.08(b), will be made in writing in the case of any Award intended to qualify as “performance-based compensation” under section 162(m) of the Code. The Committee may not delegate any responsibility relating to such Performance Awards.

ARTICLE III

PROVISIONS APPLICABLE TO AWARDS

Section 3.01 Term of Awards. Except as specified herein, the term of each Award will be for such period as may be determined by the Committee; provided, however, that in no event will the term of any Option or SAR exceed a period of ten years (or such shorter term as may be required in respect of an ISO under section 422 of the Code).

Section 3.02 Forfeiture Events. Awards under the Plan are subject to any compensation recoupment policy that the Company may adopt from time to time that is applicable by its terms to the Participant. In addition, the Committee may specify in an Award Agreement that the Participant’s rights, payments and benefits with respect to an Award will be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but will not be limited to, (i) termination of employment or service for cause, (ii) violation of a material policy of the Company or an Affiliate, (iii) breach of noncompetition, confidentiality or other restrictive covenants that may apply to the Participant, (iv) other conduct by the Participant that is detrimental to the business or reputation of the Company or an Affiliate, or (v) a later determination that the vesting of, or amount realized from, a Performance Award was based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria, whether or not the Participant caused or contributed to such material inaccuracy. The Company will seek to recover any Award as required by the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act or any other “clawback” provision required by law or exchange listing standards.

Section 3.03 No Rights as a Stockholder. No Participant (or other person having rights pursuant to an Award) will have any of the rights of a stockholder of the Company with respect to shares of Stock subject to an Award until the delivery of such shares. Except as otherwise provided in Section 3.07, no adjustments will be made for dividends or distributions (whether ordinary or extraordinary, and whether in cash, shares of Stock, other securities or other property) on, or other events relating to, shares of Stock subject to an Award for which the record date is before the date such shares of Stock are delivered.

Section 3.04 Form and Timing of Payment under Awards; Deferrals. Subject to the terms of this Plan and any applicable Award Agreement, payments to be made by the Company or a subsidiary upon the exercise of an Option or SAR or settlement of any other Award may be made in such forms as the Committee may determine, including without limitation cash, Stock, other Awards or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis; provided, however, that any such deferred payment will be set forth in the Award Agreement or otherwise made in a manner that will not result in additional taxes under section 409A of the Code. Except as otherwise provided herein, the Committee may provide that the settlement of any Award be accelerated, and cash paid in lieu of Stock in connection with such settlement or upon occurrence of one or more specified events (in addition to a Change of Control). Installment or deferred payments may be required by the Committee (subject to Section 3.11, including the consent provisions thereof in the case of any deferral of an outstanding Award not provided for in the existing Award Agreement) or permitted at the election of the Participant on terms and conditions established by the Committee and in compliance with the requirements of section 409A of the Code.

Section 3.05 Existence of Plans and Awards. The existence of this Plan and the Awards granted hereunder will not affect in any way the right or power of the Company or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks where rights are superior to or affect the Stock or the rights thereof or which are convertible into or exchangeable for Stock, or the dissolution or liquidation of the Company or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding, whether of a similar character or otherwise.

Section 3.06 Change of Control.

(a) General. Except as otherwise provided in an Award Agreement, in connection with a Change of Control the Committee may, acting in its sole discretion and without the consent of any holder of an Award, accelerate the vesting, delivery or exercisability of, or the lapse of restrictions or deemed satisfaction of performance goals with respect to, any Award. The exercise of the Committee’s discretion under the preceding sentence may vary among individual holders and may vary among Awards. Unless otherwise provided in the applicable Award Agreement and except as otherwise determined by the Committee, in the event of a merger, consolidation, mandatory share exchange or other similar business combination of the Company with or into any other entity (“successor entity”) or any transaction in which another person or entity acquires all of the issued and outstanding Stock, or all or substantially all of the assets of the Company, outstanding Awards may be assumed or a substantially equivalent Award may be substituted by such successor entity or a parent or subsidiary of such successor entity, and such an assumption or substitution will not be deemed to violate this Plan (including, without limitation, Section 2.02(f) or Section 2.03(c)), or any provision of any Award Agreement.

(b) Options and SARs. Upon a Change of Control described in Section 1.02(g)(iii) or (iv) (a “Covered Transaction”), the Committee, acting in its sole discretion, may:

(i) Terminate and cancel any outstanding and unexercised Option or SAR, immediately following which all rights of the holder thereunder will terminate, provided that no Option or SAR may be terminated and canceled without the consent of the holder before the expiration of ten (10) days following the later of date on which the Option or SAR is exercisable or the date on which the holder receives written notice of the Covered Transaction; or

(ii) Require the mandatory surrender to the Company any outstanding and unexercised Option or SAR (irrespective of whether such Option or SAR is then exercisable) at, preceding or following the time of the Covered Transaction, upon which surrender the Committee will cancel such Option or SAR and pay to the holder an amount of cash (or other consideration including securities or other property) per share equal to the excess, if any, of the Fair Market Value of the shares of Stock subject to the Option or SAR immediately prior to the Covered Transaction (the “Change of Control Price”) over the exercise price of such Option or SAR, provided, that, if the exercise price equals or exceeds the Change of Control Price no amount will be payable upon surrender of the Option or SAR.

(c) Dissolution or Liquidation. To the extent not previously exercised, settled or assumed, Options, SARs and Performance Awards shall terminate immediately prior to the dissolution or liquidation of the Company.

Section 3.07 Adjustments. The Committee may adjust the number of shares of Stock authorized pursuant to Section 1.04(a) and will adjust (including, without limitation, by payment of cash) the terms of any Awards (including, without limitation, the number of shares of Stock covered by each Award, the type of property to which the Award relates and the exercise price of any Award), in such manner as it deems appropriate to prevent the enlargement or dilution of rights, for any increase or decrease in the number of issued shares of Stock (or issuance of shares of stock other than shares of Stock) resulting from a recapitalization, stock split, reverse stock split, stock dividend, spinoff, splitup, combination, reclassification or exchange of shares of Stock, merger, consolidation, rights offering, separation, reorganization or any other change in the corporate structure or event, the Committee determines affects the capitalization of the Company; provided, however, that no such adjustment will be required if the Committee determines that such action would cause an Award to fail to satisfy the conditions of an applicable exception from the requirements of Section 409A or otherwise would subject a Participant to an additional tax imposed under Section 409A in respect of an Award. After any adjustment made pursuant to this Section 3.06, the number of shares of Stock subject to each outstanding Award will be rounded down to the nearest whole number as determined by the Committee.

Section 3.08 Substitute Awards. The Committee may grant Awards under the Plan in substitution for stock and stock-based awards held by employees of another entity who become employees of the Company or an Affiliate as a result of a merger or consolidation of the former employing entity with the Company or a Subsidiary or the acquisition by the Company or a Subsidiary of property or stock of the former employing entity. The Committee may direct that the substitute awards be made on such terms and conditions as the Committee determines appropriate in the circumstances.

Section 3.09 Transferability of Awards. No Award (or any rights and obligations thereunder) may be sold, exchanged, transferred or assigned, whether voluntarily or involuntarily, other than by will or by the laws of descent and distribution, and all such Awards (and any rights thereunder) will be exercisable during the life of the Participant only by the Participant or the Participant’s legal representative. Notwithstanding the preceding sentence, the Committee may permit, under such terms and conditions that it deems appropriate in its sole discretion, (a) that a Participant may transfer an Award in whole or in part without payment of consideration to a member of the Participant’s immediate family, to a trust established for the benefit of a member of the Participant’s immediate family, or to a partnership whose only partners are members of the Participant’s immediate family, or (b) that except as prohibited by Rule 16b-3, a Participant may transfer all or a portion of an Award to a person for which the Participant is entitled to a deduction for a “charitable contribution” under section 170(a)(i) of the Code, provided in either case that no further transfer by such permitted transferee will be permitted, and provided further that the exercise of the Award remains the power and responsibility of the Participant or his or her legal representative. Any sale, exchange, transfer or assignment violation of the provisions of this Section 3.09 will be null and void. All of the terms and conditions of this Plan and the Award Agreements will be binding upon any permitted successors and assigns.

Section 3.10 Taxes. As a condition to the delivery of any shares Stock, other property or cash pursuant to any Award or the lifting or lapse of restrictions on any Award, or in connection with any other event that gives rise to a Federal or other governmental tax withholding obligation on the part of the Company or an Affiliate relating to an Award (including, without limitation, FICA tax), (a) the Company or Affiliate may deduct or withhold (or cause to be deducted or withheld) from any payment or distribution to the Participant, whether or not pursuant to the Plan, (b) the Committee will be entitled to require that the Participant remit cash to the Company or Affiliate (through payroll deduction or otherwise) or (c) the Company or Affiliate may enter into any other suitable arrangements to withhold, in each case in an amount sufficient in the opinion of the Company or Affiliate to satisfy such withholding obligation. If the event giving rise to the withholding obligation involves a transfer of shares of Stock, then, at the discretion of the Committee, the Participant may satisfy the withholding obligation by electing to have the Company withhold shares of Stock (which withholding, unless otherwise provided in the applicable Award Agreement, will be at a rate not in excess of the statutory minimum rate) or by tendering previously owned shares of Stock, in each case having a Fair Market Value equal to the amount of tax to be withheld (or by any other mechanism as may be required or appropriate to conform with local tax and other rules). The Company and any Affiliate is authorized to withhold from any Award granted, or any payment relating to an Award under this Plan, including from a distribution of Stock, amounts of withholding and other taxes due or potentially payable in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority includes, without limitation, the authority to withhold or receive Stock or other property and to make cash payments in respect thereof in satisfaction of a Participant’s tax obligations, either on a mandatory or elective basis.

Section 3.11 Amendment, Modification and Termination. The Board may amend, alter, suspend, discontinue or terminate this Plan or the Committee’s authority to grant Awards under this Plan without the consent of the Company’s stockholders; provided, however, that if an amendment to the Plan would, in the reasonable opinion of the Board, (i) increase the number of shares of Stock available for issuance under the Plan, (ii) expand the types of Awards under the Plan, (iii) materially expand the class of individuals eligible to participate in the Plan, (iv) materially extend the term of the Plan, or (v) otherwise constitute a material change requirement stockholder approval under applicable laws, policies or regulations or the applicable listing or other requirements of the national securities exchange on which the shares of Stock are then listed, then such amendment will be subject to stockholder approval; and provided further, that the Board may condition any other amendment or modification on the approval of the Company’s stockholders for any reason. No Board action under this Section 3.11 may materially and adversely affect the rights of a Participant under any outstanding Award held by such Participant immediately prior to the effective time of such Board action.

Section 3.12 Correction of Errors. Notwithstanding anything in this Plan or an Award Agreement to the contrary, the Committee may amend an Award, to take effective retroactively or otherwise, as deemed necessary or advisable for the purpose of correcting errors occurring in connection with the grant or documentation of an Award, including rescinding an Award erroneously granted, including, but not limited to, an Award erroneously granted to an individual who does not qualify as an Eligible Person on the date of grant of the Award. By accepting an Award under the Plan, each Participant agrees to any amendment made pursuant to this Section 3.12 to any Award made under the Plan without further consideration or action.

Section 3.13 Limitation on Rights Conferred under Plan. Neither this Plan nor any action taken hereunder may be construed as (i) giving any Eligible Person or Participant the right to continue as an Eligible Person or Participant or in the employ or service of the Company or an Affiliate, (ii) interfering in any way with the right of the Company or an Affiliate to terminate any Eligible Person’s or Participant’s employment or service relationship at any time, (iii) giving an Eligible Person or Participant any claim to be granted any Award under this Plan or to be treated uniformly with other Participants or employees or other service providers, or (iv) conferring on a Participant any of the rights of a stockholder of the Company unless and until the Participant is duly issued or transferred shares of Stock in accordance with the terms of an Award Agreement and the Plan.

Section 3.14 Unfunded Status of Awards. This Plan is intended to constitute an “unfunded” plan and nothing in the Plan or any Award Agreement will give the Participant any rights that are greater than those of a general creditor of the Company. The Plan will not constitute an “employee benefit plan” for purposes of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended.

Section 3.15 Nonexclusivity of this Plan. Neither the adoption of this Plan by the Board nor its submission to the stockholders of the Company for approval may be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements as it may deem desirable, including incentive arrangements and awards which do not qualify under section 162(m) of the Code. Nothing contained in this Plan may be construed to prevent the Company or an Affiliate from taking any corporate action which is deemed by the Company or such Affiliate to be appropriate or in its best interest, whether or not such action would have an adverse effect on this Plan or any Award made under this Plan. No employee, beneficiary or other person will have any claim against the Company or any Subsidiary as a result of any such action.

Section 3.16 Fractional Shares. No fractional shares of Stock will be issued or delivered pursuant to this Plan or any Award. The Committee may determine whether cash, other Awards or other property will be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto will be forfeited or otherwise eliminated.

Section 3.17 Severability. If any provision of this Plan is held to be illegal or invalid for any reason, the illegality or invalidity will not affect the remaining provisions hereof, but such provision will be fully severable and the Plan will be construed and enforced as if the illegal or invalid provision had never been included herein. If any of the terms or provisions of this Plan or any Award agreement conflict with the requirements of Rule 16b-3 (as those terms or provisions are applied to Eligible Persons who are subject to section 16(b) of the Exchange Act) or section 422 of the Code (with respect to Incentive Stock Options), then those conflicting terms or provisions will be deemed inoperative to the extent they so conflict with the requirements of Rule 16b-3 (unless the Board or the Committee, as appropriate, has expressly determined that the Plan or such Award should not comply with Rule 16b-3) or section 422 of the Code.

Section 3.18 Governing Law. All questions arising with respect to the provisions of the Plan and Awards shall be determined by application of the laws of the State of Delaware, without giving effect to any conflict of law provisions thereof, except to the extent Delaware law is preempted by federal law. The obligation of the Company to sell and deliver Stock hereunder is subject to applicable federal and state laws and to the approval of any governmental authority required in connection with the authorization, issuance, sale, or delivery of such Stock.

Section 3.19 Conditions to Delivery of Stock. Nothing herein or in any Award granted hereunder or any Award agreement will require the Company to issue any shares with respect to any Award if that issuance would, in the opinion of counsel for the Company, constitute a violation of the Securities Act or any similar or superseding statute or statutes, any other applicable statute or regulation, or the rules of any applicable securities exchange or securities association, as then in effect.

Section 3.20 Special Provisions Related Section 409A of the Code. It is intended that the payments and benefits provided under the Plan and any Award will either be exempt from the application of, or comply with, the requirements of section 409A of the Code. The Plan and all Award Agreements will be construed in a manner that effects such intent. Nevertheless, the tax treatment of the benefits provided under the Plan or any Award is not warranted or guaranteed. Neither the Company, its Affiliates, nor their respective directors, officers, employees or advisers (other than in his or her capacity as a Participant) will be held liable for any taxes, interest, penalties or other amounts owed by any Participant or other taxpayer as a result of the Plan or any Award.

Section 3.21 Plan Establishment and Term. This Plan was adopted by the Board approved by the Company’s stockholders on June 6, 2014. Awards may be granted under this Plan no earlier than the Effective Date specified in Section 1.02(l), and no Awards may be granted under this Plan on or after the tenth anniversary of the Effective Date.